Exhibit 99.1

For Further Information Contact:
--------------------------------
Investor Relations:                                Media and Customer Inquiries:
David Renauld                                      Amit Malhotra
Vice President, Corporate Affairs                  Vice President, Marketing
(413) 584-1425                                     (703) 205-0600


FOR IMMEDIATE RELEASE
---------------------
July 28, 2005


          TERABEAM WIRELESS COMPLETES ACQUISITION OF SUBSTANTIALLY ALL
                      OF THE ASSETS OF PROXIM CORPORATION

     Aggressive Drive to Claim Leadership of the Broadband Wireless Industry
         Receives Endorsement from Major Customers and Channel Partners

      Falls Church, VA, July 28, 2005 -- Terabeam Wireless, the business name of YDI Wireless, Inc. (NASDAQ:YDIW), a leading developer and supplier of broadband wireless solutions, today announced that it has completed its previously-announced purchase of substantially all of the assets of Proxim Corporation (OTC: PROXQ). With the combined company's proven product portfolio, global partnerships and customer base, Terabeam is a formidable contender for leadership of the broadband wireless systems industry.

      The combined company represents one of the largest pure-play broadband wireless solutions providers, with products including Wi-Fi(R) turnkey indoor and outdoor systems, WiMAX(TM) systems, and wireless Gigabit Ethernet solutions. The company will pursue unique applications of its Ricochet(R) wireless mesh networks, and continue to serve the military market with millimeter wave systems through its Terabeam-HXI product line. The combined portfolio of solutions provides greater wireless choice and flexibility to customers including service providers, enterprises, municipalities, the federal government, the military and OEMs.

      Substantially all of Proxim's employees have joined the Terabeam team. Kevin Duffy, formerly Proxim's president and chief executive officer, has become Terabeam's president and chief operating officer. David Olson, formerly Proxim senior vice president of Global Sales and Operations, retains that title at Terabeam. Terabeam believes that this personnel continuation will reduce any disruption felt by its customers, suppliers, and other partners. The company expects to reveal a final corporate branding strategy over the next several weeks. Initial briefings by the company's senior management have resulted in enthusiastic endorsements from major customers and channel partners.

      "With the completion of our acquisition of Proxim, some of the most recognizable brands in our industry have joined forces," said Robert Fitzgerald, chief executive officer of Terabeam. "This is a quantum step to allow our customers to provide and enjoy ubiquitous broadband wireless connectivity."

Terabeam Wireless Completes Acquisition of
Substantially All of the Assets of Proxim Corporation
July 28, 2005
Page 2

      According to Kevin Duffy, president and chief operating office of Terabeam, "This union creates a new force with a powerhouse of talent and technology. The industry can expect us to move quickly to be a formidable player in our key market segments."

      "I congratulate Rob Fitzgerald, Kevin Duffy, and the rest of the Terabeam team for developing an aggressive growth plan based on the combination of proven products and partnerships," said Gregory Raskin, president of Winncom Technologies, one of Proxim's and Terabeam's largest channel partners. "Our customers' demands for wireless solutions continue to expand, and we are excited to be able to bring an enhanced product set."

      "With our stable financial footing, we believe we can make significant inroads into our competitors' market share while providing broader support to the customers who have continually supported us in the past year," said David Olson, senior vice president of sales for Terabeam.

      Terabeam and Proxim entered into an asset purchase agreement for this transaction on July 18, 2005. The asset purchase agreement was approved by the U.S. Bankruptcy Court for District of Delaware on July 20, 2005. Following that approval, the parties addressed the other pre-closing issues and completed the transaction yesterday. Under the terms of the asset purchase agreement, Terabeam acquired and assumed most of the domestic and foreign operations of Proxim for a cash purchase price of approximately $25,200,000, subject to certain adjustments, liability assumptions, and deductions.


About Terabeam Wireless
-----------------------
Terabeam Wireless is the business name of YDI Wireless, Inc. Terabeam Wireless is a world leader in providing extended range, license-free wireless data equipment and is a leading designer of turnkey long distance wireless systems ranging from 9600 bps to 1.42 Gbps for applications such as wireless Internet, wireless video, wireless LANs, wireless WANs, wireless MANs, and wireless virtual private networks. Additional information about Terabeam Wireless as well as its complete product line can be found at the company's website located at http://www.terabeam.com or by contacting the company by telephone at
-----------------------
413-584-1425 or by email at IR@terabeam.com.
                            ---------------

Safe Harbor
-----------
Statements in this press release that are not statements of historical facts, including statements regarding the acquisition of Proxim's operations, assets, and relationships by Terabeam Wireless and Terabeam's future business outlook or expected performance, products, or developments, are forward-looking statements that involve risks, uncertainties, and assumptions. Terabeam's actual results may differ materially from the results anticipated in these forward-looking statements. The forward-looking statements involve risks and uncertainties that could contribute to such differences including the substantial time and costs expended and incurred relating to this transaction; the ability to integrate the acquired Proxim operations in a cost-effective, timely manner without material liabilities or loss of desired employees, customers, or suppliers; the risk that the expected synergies and other benefits of the transaction will not be realized at all or to the extent expected; the risk that cost savings from the transaction may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transaction; the time and costs required to integrate the acquired Proxim operations; management and board interest in and distraction due to the transaction and integrating the acquired Proxim operations; the uncertain impact of the transaction on the trading market, volume, and price of Terabeam's stock, particularly in light of the amount of Terabeam's cash paid in the transaction; the effect of any risks, liabilities, or obligations imposed on or threatened against Terabeam arising from the acquisition of Proxim's operations, relationships, and products; developments in and effects of Proxim's ongoing bankruptcy process; the downturn and ongoing uncertainty in the telecommunications industry and larger economy; the intense competition in the companies' industries and resulting impacts on pricing, gross margins, and general financial performance; difficulties or delays in developing and supplying new products with the contemplated or desired features, performance, cost, price, and other characteristics; the impacts and effects of any other strategic transactions Terabeam may evaluate or consummate; and difficulties in predicting Terabeam's future financial performance. Further information on these and other factors that could affect Terabeam's actual results is and will be included in filings made by Terabeam from time to time with the Securities and Exchange Commission and in Terabeam's other public statements.